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                                                                     EXHIBIT 5.1


                                 March 12, 1999



Amazon.com, Inc.
1516 Second Ave., 4th Floor
Seattle, WA 98101

Gentlemen and Ladies:

         We have acted as counsel to you in connection with the registration under the Securities Act of 1933, as amended, by Amazon.com, Inc. (the "Company") of (i) $1,250,000,000 aggregate principal amount of 4 3/4% Convertible Subordinated Notes due 2009 (the "Notes"), and (ii) such indeterminable number of shares of common stock, $.01 par value (the "Common Stock") of the Company as may be required for issuance upon conversion of the Notes (the "Conversion Shares"). The Notes and the Conversion Shares are to be offered and sold by certain security holders of the Company. In this regard, we have participated in the preparation of a Registration Statement on Form S-3 relating to the Notes and the Conversion Shares (the "Registration Statement") which you are filing with the Securities and Exchange Commission.

         We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that
(i) the Notes have been duly authorized and, assuming due authentication by the trustee for the Notes, are valid and binding obligations of the Company, subject to applicable bankruptcy and insolvency laws and the application of general principles of equity, and (ii) upon conversion of the Notes in accordance with their terms and the indenture pursuant to which they were issued, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    PERKINS COIE LLP